CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires

BioLife Plasma Services Facility

New York, NY, January 20, 2012 – American Realty Capital Healthcare Trust, Inc. (the “Company”) announced today that it closed on the acquisition of a build-to-suit property leased to BioLife Plasma Services L.P. at a purchase price of approximately $5.7 million, exclusive of closing costs. This acquisition increases the total size of the Company’s portfolio to approximately $174.7 million comprised of 14 properties.

The BioLife Plasma Services facility consists of 15,000 rentable square feet and is used to process and administer plasma based therapies. The property is located in Denton, Texas.

The property is 100% leased to BioLife Plasma Services L.P., a subsidiary of Baxter International Inc., which develops, manufactures and markets products for people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. Baxter International Inc. has an investment grade credit rating as determined by major credit rating agencies and has guaranteed the tenant’s obligations under the lease. The triple net lease has a 10-year term, commenced in February 2011 and expires in February 2021.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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